Filed Pursuant to Rule 433

Relating to

Preliminary Prospectus Supplement dated June 6, 2018 to

Prospectus dated June 4, 2018

Registration No. 333-225167

Cowen Inc.

$90,000,000

7.75% Senior Notes due 2033

Final Term Sheet

Issuer:	Cowen Inc.

Type of Security:	Senior Notes

Principal Amount:	$90,000,000

Over-allotment Option:	$10,000,000

Trade Date:	June 6, 2018

Settlement Date (T+3):	June 11, 2018

Final Maturity:	June 15, 2033

Interest Rate:	7.75%

Price to Investors:	100% / $25.00 per Note

Underwriters’ Discount:	$2,835,000

Net Proceeds to Issuer (before estimated expenses payable by Issuer):	$87,165,000

Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2018.

Record Dates:	March 1, June 1, September 1 and December 1.

Redemption:	Redeemable at par on or after June 15, 2023.

Denominations:	$25.00 minimum denominations and $25.00 integral multiples in excess thereof.

Exchange:	The Issuer intends to apply to list the Notes on the NASDAQ Global Select Market. If the application is approved, the Issuer expects trading in the Notes on the NASDAQ Global Select Market to begin within 30 days after the settlement date.

CUSIP/ISIN:	223622 804 / US2236228043

Underwriters’ Representatives:	Morgan Stanley & Co. LLC UBS Securities LLC

Joint Book-Running Managers:	Morgan Stanley & Co. LLC UBS Securities LLC Cowen and Company, LLC

Co-Managers:	JMP Securities LLC Ladenburg Thalmann & Co. Inc. Sandler O’Neill & Partners, L.P.

The Issuer has filed a registration statement (including a prospectus supplement) on Form S-3 (File No. 333-225167) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying base prospectus in the registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request a copy of the preliminary prospectus supplement and the accompanying base prospectus by calling Morgan Stanley & Co. LLC toll-free at (800)-584-6837 or UBS Securities LLC toll-free at (888)-827-7275.